Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lighting Science Group Corporation of our report dated April 13, 2010, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Lighting Science Group Corporation for the year ended December 31, 2009.

/S/ McGladrey & Pullen, LLP

Orlando, Florida

January 14, 2011